Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Stewardship Financial Corporation:

We consent to the incorporation by reference in the registration statement Nos. 333-20699 and 333-54738 on Form S-3, 333-20793, 333-31245 and 333-87842 on Form
S-8 of Stewardship Financial Corporation of our report dated March 25, 2005, with respect to the consolidated statements of financial condition of Stewardship Finanical Corporation and subsidiary of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Stewardship Financial Corporation.

                                  /s/ KPMG LLP


Short Hills, New Jersey
March 30, 2005